Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this S-1 filing of Axiom Corp., filed on or about January 16, 2013, of our report dated January 15, 2013, relating to the consolidated financial statements of Axiom Corp. as of August 31, 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from April 2, 2012 (date of inception) to August 31, 2012.

/s/ Madsen & Associates CPA’s Inc.

Salt Lake City, Utah
January 16, 2013